EXHIBIT 10.60

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) effective as of May 31, 2022, (“Effective Date”), is made by and between Viking Energy Group, Inc., a Nevada corporation (“Buyer”), and RESC Renewables Holdings, LLC, a Nevada limited liability company (“Seller”). Buyer and Seller are sometimes referred to herein, each, as a “Party” and, collectively, as the “Parties”. Capitalized terms used herein but not defined have the meaning given to them in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into that certain Membership Interest Purchase Agreement dated as of November 18, 2021 by and between Buyer and Seller, as amended by that certain First Amendment to Membership Interest Purchase Agreement dated as of December 21, 2021 (the “MIPA”);

WHEREAS, Pursuant to Section 9.01(a) of the MIPA, the MIPA may be terminated at any time prior to the Closing by the mutual consent of Seller and Buyer; and

WHEREAS, the Parties now desire to mutually agree and consent to and memorialize the termination of the MIPA, effective as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the releases and promises contained herein, the Parties, with the intent to be legally bound, agree as follows:

AGREEMENT

1. Termination of the Agreement. Pursuant to Section 9.01(a), the Parties hereby terminate the MIPA effective as of the Effective Date. Pursuant to Section 9.02 of the MIPA, as of the Effective Date, the MIPA shall become null, void and terminated and of no further force or effect and there shall be no liability on the part of any Party hereto except with respect to obligations that survive termination of the MIPA as expressly set out therein. This Agreement shall not affect the obligations of any of RESC, LLC, the Seller or New Rise Processing Reno LLC to the Buyer under separate agreements in favor of the Buyer.

2. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without reference to its conflict of law rules or principles.

3. Headings. Section headings in this Agreement are for convenience purposes only and shall not affect the meaning or interpretation of this Agreement.

4. Severability. In the event that any provision hereof is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remaining provisions of this Agreement shall continue in full force and effect without said provision.

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5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document. Delivery by facsimile or electronic transmission of an executed copy of this Agreement shall be deemed actual delivery and such facsimile or electronic transmission shall be deemed effective and enforceable as if it were an original.

6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their respective legal representatives, successors, assigns and related entities.

7. Entire Agreement: Amendment. This Agreement constitutes the full and entire understanding and agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may not be amended, waived, discharged or terminated except in a writing signed by the Parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

Viking Energy Group, Inc.

By:	/s/ James A. Doris
Name:	James A. Doris
Title:	President & CEO

RESC Renewables Holdings, LLC

By:	/s/ Randall Soulé
Name:	Randall Soulé
Title:	Manager

[Signature Page to Termination Agreement]

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